Exhibit 23.3

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 28, 2016, with respect to the consolidated financial statements of American Residential Properties, Inc., included in American Homes 4 Rent’s Current Report on Form 8-K/A filed on May 11, 2016 and incorporated by reference in this Registration Statement and related Prospectus of American Homes 4 Rent for the registration of common shares, preferred shares, depositary shares, warrants and rights.

/s/ Ernst & Young LLP

Phoenix, Arizona

August 4, 2017